Exhibit 10.5
SETTLEMENT AGREEMENT
     This Settlement Agreement (“Agreement”) is entered into by and among the United States of America, acting through the United States Department of Justice on behalf of the Office of Inspector General (“OIG-HHS”) of the Department of Health and Human Services (“HHS”), the TRICARE Management Activity (“TMA”), and the United States Office of Personnel Management (“OPM”) (collectively, “the United States”); Alpharma Inc.; Alpharma Pharmaceuticals LLC; and Relator Debra Parks (“Relator”), and solely for purposes of Paragraph 19 below, King Pharmaceuticals, Inc. (“King”); through their authorized representatives. (Collectively, all of the above will be referred to as “the Parties.”)
PREAMBLE
     As a preamble to this Agreement, the Parties agree to the following:
     A. Alpharma Inc. is a Delaware corporation with its principal place of business in New Jersey. At all relevant times, Alpharma Inc., through its subsidiary, Alpharma Pharmaceuticals LLC, developed, manufactured, distributed, marketed and sold pharmaceutical products in the United States, including the morphine-based drug sold under the trade name of Kadian. Hereafter, Alpharma Inc. and Alpharma Pharmaceuticals LLC, will be collectively referred to as “Alpharma.” In December 2008, King effectuated a short-form merger agreement between one of King’s wholly-owned subsidiaries, Albert Acquisition Corp., and Alpharma. As a result of this merger agreement, Alpharma became a wholly-owned subsidiary of King. At the time King acquired Alpharma, King also entered into an asset purchase agreement with Actavis Elizabeth, LLC. to divest all assets comprising Kadian.
     B. Relator Debra Parks is an individual resident of Florida. In September 2006, Relator Parks filed a qui tam action against Alpharma Inc. and other defendants that is currently pending and that is captioned: U.S. et al. ex rel. Debra Parks v. Alpharma Inc., et al., Civil

Action No. AMD 06-2411 (D. MD). This action is referred to below as the “Civil Action.” The Relator and Alpharma agree that the complaint in the Civil Action alleges misconduct that continues through, but does not extend past, December 29, 2008. This complaint has been twice amended.
     C. Alpharma has entered into or will be entering into separate settlement agreements, described in Paragraph 1(b) below (hereinafter referred to as the “Medicaid State Settlement Agreement”) with certain states and the District of Columbia in settlement of the Covered Conduct. States with which Alpharma executes a Medicaid State Settlement Agreement in the form to which Alpharma and the National Association of Medicaid Fraud Control Units (“NAMFCU”) Negotiating Team have agreed, or in a form otherwise agreed to by Alpharma and an individual State, shall be defined as “Medicaid Participating States.”
     D. The United States alleges that Alpharma caused to be submitted claims for payment for Kadian to the Medicaid Program (“Medicaid”), Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396v. The United States further alleges that Alpharma caused claims for payment for Kadian to be submitted to the TRICARE Program (“TRICARE”), 10 U.S.C. §§ 1071-1109; and the Federal Employees Health Benefits Program (“FEHBP”), 5 U.S.C. §§ 8901-8914 (collectively, the “other Federal Health Care Programs”). The United States additionally alleges that Alpharma caused certain claims for payment for Kadian to be submitted to the Medicare Program (“Medicare”), Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395hhh.
     E. The United States contends that it and the Medicaid Participating States have certain civil claims, as specified in Paragraph 2 below, against Alpharma due to Alpharma having engaged in the following conduct (hereinafter referred to as the “Covered Conduct”):

During the period of January 1, 2000 through December 29, 2008, (a) offering and paying illegal remuneration to health care professionals in connection with advisory boards, speakers’ bureaus or training programs, educational or research grants, consulting forums or other consultancies, preceptorships, or arrangements to make patient enrollment payments in connection with educational or research grants, to induce health care professionals to promote and/or prescribe Kadian, in violation of the Federal Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b), and (b) making and/or disseminating unsubstantiated and/or false representations or statements, directly or indirectly, about the safety and efficacy of Kadian to promote or encourage prescribing of Kadian for uses that were not reasonable and necessary. As a result of the foregoing conduct, Alpharma knowingly caused false or fraudulent claims for Kadian to be submitted to Medicaid, Medicare and the other Federal Health Care Programs.
     F. The United States also contends that it has certain administrative claims against Alpharma as specified in Paragraphs 3 through 5, below, for engaging in the Covered Conduct.
     G. In the Civil Action, the Relator has also asserted claims against Alpharma for payment of reasonable attorneys’ fees and costs, pursuant to 31 U.S.C. § 3730(d), and for alleged wrongful termination, pursuant to 31 U.S.C. § 3730(h). In a separate action, Relator has also asserted claims against Alpharma and King for wrongful discharge under Maryland law. These claims are not resolved by this Agreement, as set forth in Paragraph 7 below.
     H. This Agreement is made in compromise of disputed claims. This Agreement is not an admission of facts or liability by Alpharma. This Agreement is also not a concession by the United States that its claims are not well-founded. Alpharma expressly denies allegations of the United States and the Relator as set forth herein and in the Civil Action and denies that they have engaged in any wrongful conduct in connection with the Covered Conduct. Neither this

Agreement, its execution, nor the performance of any obligation under it, including any payment, nor the fact of the settlement, is intended to be, or shall be understood as, an admission of liability or wrongdoing, or other expression reflecting upon the merits of the dispute, by Alpharma.
     I. To avoid the delay, uncertainty, inconvenience, and expense of protracted litigation of these claims, the Parties reach a full and final settlement as set forth in this Agreement.
TERMS AND CONDITIONS
     NOW, THEREFORE, in reliance on the representations contained herein and in consideration of the mutual promises, covenants, and obligations in this Agreement, and for good and valuable consideration, as set forth herein, the Parties agree as follows:
     1. Alpharma Inc. and Alpharma Pharmaceuticals LLC agree to pay to the United States and the Medicaid Participating States, collectively, the sum of forty-two million five hundred thousand dollars ($42,500,000.00), plus interest at the rate of 3.125% per annum on that amount from October 1, 2009 (collectively, the “Settlement Amount”). The Settlement Amount shall constitute a debt due and owing to the United States and the Medicaid Participating States on the dates set forth in Subparagraphs (a) and (b) of this Paragraph. This debt shall be discharged by payments to the United States and the Medicaid Participating States, under the following terms and conditions:
     (a) Alpharma shall pay to the United States the sum of thirty-three million six hundred twenty-four thousand and thirty-five dollars ($33,624,035.00) plus accrued interest on that amount from October 1, 2009 and continuing until and including the day before payment is made under this Agreement (“Federal Settlement Amount”), within ten days of the Effective

Date of this Agreement, as defined in Paragraph 29. The Federal Settlement Amount shall be paid by electronic funds transfer pursuant to written instructions from the Department of Justice.
     (b) Alpharma shall pay to the Medicaid Participating States the sum of eight million eight hundred seventy-five thousand nine hundred and sixty five dollars ($8,875,965.00) plus accrued interest (“Medicaid State Settlement Amount”). The payment of the Medicaid State Settlement Amount shall be made at such time and in such manner as shall be negotiated between Alpharma and the NAMFCU Negotiating Team under the terms and conditions of the Medicaid State Settlement Agreements into which Alpharma will enter with the Medicaid Participating States.
     (c) The United States agrees that, pursuant to 31 U.S.C. § 3730(d)(1), it shall pay to the Relator, through her legal counsel, fifteen point eighty six (15.86) percent of the Federal Settlement Amount or any portion thereof actually recovered under this Agreement. Payment to the Relator is referred to herein as the “Relator’s share.” The United States agrees that after ninety (90) days of receipt of payment of any portion of the Federal Settlement Amount, the United States will pay to the Relator an amount equal to 15.86 percent of the payment; provided however that in the event a bankruptcy proceeding involving Alpharma is commenced within ninety days of receipt of payment, the United States will pay the Relator’s share as soon as feasible after receiving the payment from King referenced in Paragraph 19 below. Payment of the Relator’s share under this Agreement shall be made by electronic funds transfer to a trust account in the name of the Relator in accordance with the written instruction of Relator’s counsel.
     2. Subject to the exceptions in Paragraph 10 below, in consideration of the obligations of Alpharma set forth in this Agreement, conditioned upon the payment in full of the

Settlement Amount by Alpharma, and subject to Paragraph 18 below (concerning bankruptcy proceedings commenced within 91 days of the Effective Date of this Agreement or any payment made under this Agreement), the United States (on behalf of itself, its officers, agents, agencies, and departments) agrees to release Alpharma, its predecessors, and their current and former divisions, parents, affiliates, subsidiaries, successors, and assigns (the “Released Alpharma Entities”) and their current and former directors, officers, and employees (the “Released Alpharma Individuals”) (collectively, the Released Alpharma Entities and the Released Alpharma Individuals shall be referred to as the “Released Alpharma Entities and Individuals”), from any civil or administrative monetary claim that the United States has or may have for the Covered Conduct under the False Claims Act, 31 U.S.C. §§ 3729-3733; the Civil Monetary Penalties Law, 42 U.S.C. § 1320a-7a; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; any statutory provision for which the Civil Division of the Department of Justice has actual and present authority to assert and compromise pursuant to 28 C.F.R. Part 0, Subpart I, 0.45 (d) (1995) for the Covered Conduct, and the common law claims of fraud, unjust enrichment and payment by mistake for the Covered Conduct. [Material redacted pursuant to order of the United States District Court for the District of Maryland, Civil No. RDB-06-2411 (March 16, 2010).]
     3. OIG-HHS expressly reserves all rights to institute, direct, or to maintain any administrative action seeking exclusion against Alpharma and/or King, and/or their officers, directors, and employees, from Medicare, Medicaid, and all other Federal health care programs (as defined in 42 U.S.C. § 1320a-7b(f)) under 42 U.S.C. § 1320a-7(a) (mandatory exclusion), or 42 U.S.C. § 1320a-7(b) or 42 U.S.C. § 1320a-7a (permissive exclusion).

     4. TMA expressly reserves all rights to institute, direct, or to maintain any administrative action seeking exclusion against Alpharma and/or King from the Tricare Program under 32 C.F.R. Chapter 199.9, including both mandatory and permissive exclusions.
     5. OPM expressly reserves all rights to institute, direct, or to maintain any administrative action seeking debarment against Alpharma and/or King from the FEHBP under 5 U.S.C. § 8902(b) (mandatory debarment), or 5 U.S.C. § 8902 (c) and (d) (permissive debarment).
     6. Conditioned upon receipt of the Relator’s share set forth in Paragraph 1(c) above, the Relator, for herself individually, and for her heirs, successors, agents, and assigns, fully and finally releases, waives, and forever discharges the United States, its officers, agents, and employees, from any claims arising from or relating to 31 U.S.C. § 3730 for any claims against Alpharma arising from the Covered Conduct and/or for any other claims in the Civil Action; and from any other claims for a share of the Settlement Amount, and in full settlement of any claims Relator may have against the United States under this Agreement. Nothing in this Paragraph or any other provision of this Agreement resolves, or in any manner affects, any claims the United States has or may have against the Relator arising under Title 26, U.S. Code (Internal Revenue Code), or any claims arising under this Agreement.
     7. The Relator also agrees that:
          (a) Conditioned upon the full and complete payment of the Settlement Amount by Alpharma to the United States and the Medicaid Participating States, the Relator, for herself, and for her heirs, successors, agents, and assigns, fully and finally releases, waives, and forever discharges the Released Alpharma Entities and Individuals from any and all claims, liabilities, demands, damages, actions or causes of action arising from the allegations in the Civil

Action for the period from January 1, 2000 through December 29, 2008, whether known or unknown, fixed or contingent, in law or in equity, that she has or may have, on behalf of herself or any other person, entity, or thing, including the United States, or any state or local government or sovereign, except as provided in paragraph 7 (c) below (“Relator’s Claims”);
          (b) The Relator has not assigned or transferred any of the Relator’s Claims to any person, entity, or thing, and covenants and agrees not to assert or pursue any of the Relator’s Claims in any way, including by offset or recoupment; and
          (c) Notwithstanding the above provisions of this Paragraph, the Relator does not release the Released Alpharma Entities and Individuals from (i) Relator’s claims for reasonable attorneys’ fees and cost in connection with the Civil Action, pursuant to 31 U.S.C. § 3730(d), and (ii) Relator’s claims that are based on allegations that Alpharma wrongfully retaliated against the Relator in violation of the anti-retaliation provisions of the FCA, 31 U.S.C. § 3730(h), and (iii) Relator’s claims that are based on allegations that Alpharma wrongfully terminated relator’s employment which are pending in the Circuit Court of Maryland for Baltimore City Circuit Court Case Number 24-C-09-004512 OT. As stated in Paragraph 20 of this Agreement, the claims described in this sub-paragraph are not being released by any provision in this Agreement. The purpose of this sub-paragraph is to exclude and exempt the claims described in this sub-paragraph from being released in any manner. The Released Alpharma Entities and Individuals specifically agree that they will not raise this release, or Relator’s signature on this release as grounds for dismissal or judgment in favor the Released Alpharma Entities and Individuals on the claims described in this sub-paragraph; and
          (d) No portion of the Relator’s share paid to Relator by the United States or the Medicaid Participating States is intended to compensate, or does compensate, Relator for any damages compensable under 31 U.S.C. § 3730(h) or damages Relator seeks to recover through her claims asserted in the Circuit Court of Maryland for Baltimore City, Case Number 24-C-09004512 OT.
     8. Alpharma fully and finally releases the United States, and its agencies, employees, servants, and agents from any claims (including attorneys’ fees, costs and expenses of every kind and however denominated) which Alpharma has asserted, could have asserted, or may assert in the future against the United States, its agencies, employees, servants, and agents, related to the Covered Conduct or arising from the United States’ investigation and prosecution of the Civil Action.
     9. In consideration of the obligations of the Relator set forth in this Agreement, Alpharma, on behalf of itself and the other Alpharma Released Entities and Individuals, fully and finally releases, waives, and forever discharges the Relator and her heirs, successors, assigns, agents, and attorneys from any claims or allegations that Alpharma has asserted or could have asserted, arising from the allegations in the Civil Action for the period from January 1, 2000 through December 29, 2008. Notwithstanding the foregoing, this Paragraph does not release or foreclose the assertion of any defenses or counterclaims available to the Alpharma Released Entities and Individuals with respect to the claims reserved by Relator pursuant to Paragraph 7(c) above.
     10. Notwithstanding any term of this Agreement, specifically reserved and excluded from the scope and terms of this Agreement as to any entity or person (including Alpharma and the Relator) are the following claims of the United States:
          (a) Any civil, criminal, or administrative liability arising under Title 26, U.S. Code (commonly referred to as the Internal Revenue Code);

          (b) Any criminal liability;
          (c) Except as explicitly stated in this Agreement, any administrative liability, including permissive or mandatory exclusion from the Federal health care programs;
          (d) Any liability to the United States (or its agencies) for any conduct other than the Covered Conduct;
          (e) Any liability based upon such obligations as are created by this Agreement;
          (f) Any liability for express or implied warranty claims or other claims for defective or deficient products or services, including quality of goods and services;
          (g) Any liability for personal injury or property damage, or for other similar consequential damages, arising from the Covered Conduct;
          (h) Any liability for failure to deliver goods or services due; or
          (i) Any civil or administrative liability of individuals (including current or former directors, officers, employees, or agents of Alpharma) who receive written notification that they are the target of a criminal investigation (as defined in the United States Attorneys’ Manual), are indicted, charged, or convicted, or who enter into a criminal plea agreement arising from the Covered Conduct.
     11. The Relator and her heirs, successors, attorneys, agents, and assigns agree not to object to this Agreement and agree and confirm that this Agreement is fair, adequate, and reasonable under all the circumstances, pursuant to 31 U.S.C. § 3730(c)(2)(B), and expressly waive the opportunity for a hearing on any objection to this Agreement pursuant to 31 U.S.C. § 3730(c)(2)(B).

     12. Alpharma waives and shall not assert any defenses it may have to any criminal prosecution or administrative action relating to the Covered Conduct that may be based in whole or in part on a contention that, under the Double Jeopardy Clause in the Fifth Amendment of the Constitution, or under the Excessive Fines Clause in the Eighth Amendment of the Constitution, this Agreement bars a remedy sought in such criminal prosecution or administrative action. Nothing in this Paragraph or any other provision of this Agreement constitutes an agreement by the United States concerning the characterization of the Settlement Amount for purposes of the Internal Revenue Laws, Title 26 of the United States Code.
     13. The Settlement Amount shall not be decreased as a result of the denial of claims for payment now being withheld from payment by any Medicare carrier or intermediary, or any state payer, related to the Covered Conduct; and Alpharma agrees not to resubmit to any Medicare carrier or intermediary, or any state payer, any previously denied claims related to the Covered Conduct, and agrees not to appeal any such denials of claims.
     14. Alpharma agrees to the following:
          (a) Unallowable Costs Defined: That all costs (as defmed in the Federal Acquisition Regulation, 48 C.F.R. § 31.205-47 and in Titles XVIII and XIX of the Social Security Act, 42 U.S.C. §§ 1395-1395hhh and 1396-1396v, and the regulations and official program directives promulgated thereunder) incurred by or on behalf of the Released Alpharma Entities and Individuals in connection with any of the following shall be “Unallowable Costs” on government contracts and under the Medicare Program, Medicaid Program, TRICARE Program, and FEHBP:
               (1) the matters covered by this Agreement;

               (2) the United States’ audit, and any United States’ investigation of the matters covered by this Agreement;
               (3) the Released Alpharma Entities investigation, defense, and any corrective actions undertaken in response to the United States’ audit, and civil and criminal investigation, in connection with the matters covered by this Agreement (including attorneys’ fees);
               (4) the negotiation and performance of this Agreement, and the Medicaid State Settlement Agreements;
               (5) the payments that Alpharma makes to the United States or any State pursuant to this Agreement, or the Medicaid State Settlement Agreements and any payment that Alpharma may make to the Relator, including any costs and attorneys’ fees.
          (b) Future Treatment of Unallowable Costs: These Unallowable Costs shall be separately determined and accounted for by Alpharma, and Alpharma shall not charge such Unallowable Costs directly or indirectly to any contracts with the United States or any State Medicaid program, or seek payment for such Unallowable Costs through any cost report, cost statement, information statement or payment request submitted by any of the Released Alpharma Entities to the Medicare, Medicaid, TRICARE, or FEHBP Programs.
          (c) Treatment of Unallowable Costs Previously Submitted for Payment: Alpharma further agrees that, within 90 days of the Effective Date of this Agreement, it shall identify to applicable Medicare and TRICARE fiscal intermediaries, carriers, and/or contractors, and Medicaid and FEHBP fiscal agents, any Unallowable Costs (as defined in this Paragraph) included in payments previously sought from the United States, or any State Medicaid program, including, but not limited to, payments sought in any cost reports, cost statements, information reports, or payment requests already submitted by any of the Released Alpharma Entities, and shall request, and agree, that such cost reports, cost statements, information reports, or payment requests, even if already settled, be adjusted to account for the effect of the inclusion of the Unallowable Costs. Alpharma agrees that the United States, at a minimum, shall be entitled to recoup from Alpharma any overpayment, plus applicable interest and penalties, as a result of the inclusion of such Unallowable Costs on previously submitted cost reports, information reports, cost statements, or requests for payment.
     Any payments due after the adjustments have been made shall be paid to the United States pursuant to the direction of the Department of Justice and/or the affected agencies. The United States reserves its rights to disagree with any calculations submitted by the Released Alpharma Entities on the effect of inclusion of Unallowable Costs (as defined in this Paragraph) on the cost reports, cost statement, or information reports of the Released Alpharma Entities.
          (d) Nothing in this Agreement shall constitute a waiver of the rights of the United States to audit, examine, or re-examine the books and records of the Released Alpharma Entities to determine that no Unallowable Costs have been claimed in accordance with the provisions of this Paragraph.
     15. This Agreement is intended to be for the benefit of the Parties only. The Parties do not release any claims against any other individual, employee, or entity, except to the extent provided for specifically herein.
     16. Alpharma agrees that it waives and shall not seek payment for any of the health care billings covered by this Agreement from any health care beneficiaries or their parents, sponsors, legally responsible individuals, or third party payors based upon the claims defined as Covered Conduct.

     17. Alpharma expressly warrants that it has reviewed its financial situation and that it is currently solvent within the meaning of 11 U.S.C. §§ 547(b)(3) and 548 (a)(1)(B)(ii)(I), and will remain solvent following payment of the Settlement Amount. Further, the Parties warrant that, in evaluating whether to execute this Agreement, they (a) have intended that the mutual promises, covenants, and obligations set forth herein constitute a contemporaneous exchange for new value given to Alpharma, within the meaning of 11 U.S.C. § 547(c)(1); and (b) conclude that these mutual promises, covenants, and obligations do, in fact, constitute such a contemporaneous exchange. Further, the Parties warrant that the mutual promises, covenants, and obligations set forth herein are intended to, and do, in fact, represent a reasonably equivalent exchange of value which is not intended to hinder, delay, or defraud any entity to which Alpharma was or became indebted to on or after the date of this transfer, within the meaning of 11 U.S.C. § 548(a)(1).
     18. In the event that Alpharma Inc. or Alpharma Pharmaceuticals LLC. commences, or a third party commences, within 91 days of the Effective Date of this Agreement, or of any payment made hereunder, any case, proceeding, or other action under any law relating to bankruptcy, insolvency, reorganization, or relief of debtors, (a) seeking to have any order for relief of Alpharma Inc.’s or Alpharma Pharmaceutical LLC’s debts, or seeking to adjudicate either of these entities as bankrupt or insolvent; or (b) seeking appointment of a receiver, trustee, custodian, or other similar official for either of these entities for all or any substantial part of either of these entities’ assets, Alpharma agrees as follows:
          (a) Alpharma’s obligations under this Agreement may not be avoided pursuant to 11 U.S.C. §§ 547 or 548, and Alpharma shall not argue or otherwise take the position in any such case, proceeding, or action that: (i) Alpharma’s obligations under this Agreement may be avoided under 11 U.S.C. §§ 547 or 548; (ii) Alpharma was insolvent at the time this Agreement was entered into, or became insolvent as a result of any payment made to the United States hereunder; or (iii) the mutual promises, covenants, and obligations set forth in this Agreement do not constitute a contemporaneous exchange for new value given to Alpharma.
          (b) If Alpharma’s obligations under this Agreement are avoided for any reason, including, but not limited to, through the exercise of a trustee’s avoidance powers under the Bankruptcy Code, and if the obligations of Alpharma are not discharged by King pursuant to Paragraph 19 within 30 days after demand by the United States upon King, the United States, at its sole option, may rescind the releases in this Agreement, and bring any civil and/or administrative claim, action, or proceeding against Alpharma for the claims that would otherwise be covered by the releases provided in Paragraph 2 above. Alpharma agrees that (i) any such claim, action, or proceeding brought by the United States (including any proceeding to exclude any of the Released Alpharma Entities/Individuals from participation in Medicare, Medicaid, or other Federal health care programs) are not subject to an “automatic stay” pursuant to 11 U.S.C. § 362(a) as a result of the action, case, or proceeding described in the first clause of this Paragraph, and that Alpharma shall not argue or otherwise contend that the United States’ claim, action, or proceeding is subject to an automatic stay; (ii) Alpharma shall not plead, argue, or otherwise raise any defenses under the theories of statute of limitations, laches, estoppel, or similar theories, to any such civil or administrative claim, action, or proceeding that is brought by the United States within one-hundred-twenty (120) calendar days of written notification to Alpharma that the releases have been rescinded pursuant to this Paragraph, except to the extent such defenses were available on September 13, 2006, the date the Civil Action case was originally filed; and (iii) the United States has a valid claim against Alpharma for the Covered

Conduct in the amount of treble damages plus penalties, as provided for under the False Claims Act, 31 U.S.C. §§ 3729-3733, and the United States may pursue its claims in any case, action, or proceeding referenced in the first clause of this subparagraph.
          (c) Alpharma acknowledges that its agreements in this Paragraph are provided in exchange for valuable consideration provided in this Agreement.
     19. In order to induce the United States to enter into this Settlement Agreement with Alpharma, and in consideration for the benefits that King, in its capacity as sole stockholder of Alpharma, will realize from this Settlement Agreement, King hereby absolutely, unconditionally and irrevocably guarantees to the United States the payment in full of the Federal Settlement Amount when due. King hereby waives any defense to its obligations under this Paragraph 19, other than the complete and indefeasible payment by Alpharma or King of the Federal Settlement Amount, or a rescission by the United States pursuant to Paragraph 18. In the event that, within the 90-day period following payment of the Settlement Amount during which a payment by Alpharma can potentially be set aside under the United States bankruptcy laws as a preference, Alpharma becomes subject to a bankruptcy proceeding, and counsel for the United States informs counsel for King, in writing, that the United States has determined that some or all of the funds that it received from Alpharma may be set aside as a preference, then the United States may declare Alpharma in breach of its obligations hereunder and return the funds received from Alpharma as the Federal Settlement Amount (without discharging Alpharma for its liability for such payment), and within ten business days after the date that such funds are returned, King, in its capacity as guarantor of Alpharma’s obligation shall pay to the United States the sum of thirty-three million six hundred twenty-four thousand and thirty-five dollars ($33,624,035.00)

plus interest at the rate of 3.125 percent per annum on that amount from October 1, 2009 to the date that King makes its payment as guarantor.
     20. Within 30 days of the Effective Date of this Agreement, the United States shall: intervene in the Civil Action as to the Covered Conduct, consent to the voluntary dismissal as to defendants Alpharma Inc., Alpharma Branded Products Division, Inc., Faulding Laboratories, and Purepac Pharmaceutical Company as to all allegations against these defendants that are set forth in the Civil Action, except those claims referenced in subparagraph (c) of this Paragraph, and file a stipulation of dismissal in the Civil Action as follows:
          (a) the stipulation of dismissal shall be with prejudice as to both the United States’ and Relator’s claims against Alpharma as to the Covered Conduct, pursuant to and consistent with the terms and conditions of this Agreement, and conditioned upon Alpharma’s payment in full of the Settlement Amount;
          (b) the stipulation of dismissal shall be without prejudice as to the United States and with prejudice as to the Relator as to all other claims in the Civil Action against Alpharma Inc., Alpharma Branded Products Division, Inc., Faulding Laboratories, and Purepac Pharmaceutical Company;
          (c) provided, however, that the following claims in the Civil Action against Alpharma shall not be dismissed unless they are settled, adjudicated, or otherwise resolved: (1) the Relator’s claims for reasonable attorneys’ fees, expenses, and costs pursuant to 31 U.S.C. § 3730(d); and (2) the Relator’s claims under 31 U.S.C. § 3730(h).
     21. Except as expressly provided for to the contrary in this Agreement, each Party shall bear its own legal and other costs incurred in connection with this matter, including the preparation and performance of this Agreement, except that the Relator reserves her rights against Alpharma to seek attorney’s fees, costs and expenses under § 3730(d).
     22. The Parties each represent that this Agreement is freely and voluntarily entered into without any degree of duress or compulsion whatsoever.
     23. This Agreement is governed by the laws of the United States. The Parties agree that the exclusive jurisdiction and venue for any dispute arising between or among the Parties under this Agreement, including any dispute regarding payment of the Relator’s attorney’s fees, expenses and costs, or the Relator’s claims under § 3730(h), will be in the United States District Court for the District of Maryland.
     24. For purposes of construction, this Agreement shall be deemed to have been drafted by all Parties to this Agreement and shall not, therefore, be construed against any party for that reason in any dispute.
     25. The individuals signing this Agreement on behalf of Alpharma and King warrant that they are authorized by Alpharma and King to execute this Agreement. The United States’ signatories represent that they are signing this Agreement in their official capacities and that they are authorized to execute this Agreement. The individuals signing this Agreement on behalf of the Relator represent and warrant that they are authorized by the Relator to execute this Agreement.
     26. This Agreement may be executed in counterparts, each of which constitutes an original and all of which constitute one and the same Agreement.
     27. This Agreement is binding on the successors, transferees, heirs, and assigns of Alpharma, King and Relator.

     28. All Parties consent to the disclosure of this Agreement, and information about this Agreement, to the public after it has been finally executed.
     29. This Agreement is effective on the date of signature of the last signatory to the Agreement (“Effective Date”). Facsimiles of signatures shall constitute acceptable, binding signatures for purposes of this Agreement.
     30. This Agreement may not be amended except by the written consent of the affected Parties. This Agreement constitutes the complete agreement between the Parties with respect to the issues covered by the Agreement.
          IN WITNESS WHEREOF, the parties hereto affix their signatures:

FOR THE UNITED STATES OF AMERICA

DATED:	BY:

JAMIE BENNETT
THOMAS CORCORAN
Assistant United States Attorneys
District of Maryland

DATED:	BY:

DANIEL SPIRO
Senior Trial Counsel
Commercial Litigation Branch, Civil Division United States Department of Justice

DATED:	BY:

LAUREL C. GILLESPIE
Deputy General Counsel
Tricare Management Activity
United States Department of Defense

DATED:	BY:

GREGORY E. DEMSKE
Assistant Inspector General for Legal
Affairs Office of Inspector General United States Department of Health and Human Resources

DATED:	BY:

SHIRLEY R. PATTERSON
Assistant Director for Insurance Services Programs
Center for Retirement & Insurance Services United States Office of Personnel Management

FOR ALPHARMA AND KING

DATED:	BY:

WILL PHILLIPS
Assistant General Counsel and Assistant Secretary
Alpharma Pharmaceuticals LLC

DATED:	BY:

RIC BRUCE
President
Alpharma Inc.

DATED:	BY:

JAMES ELROD
Chief Legal Officer
King Pharmaceuticals, Inc.

DATED:	BY:

GEOFFREY HOBART
MATTHEW O’CONNOR
Covington & Burling LLP
Counsel for Alpharma Inc., Alpharma
Pharmaceuticals LLC, and King
Pharmaceuticals, Inc.

FOR THE RELATOR

DATED:	BY:

DEBRA PARKS

DATED:	BY:

MARY LOUISE COHEN, Esq.
TIMOTHY McCORMACK
Phillips & Cohen LLP.
Counsel for Relator Debra Parks

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